THE LOVESAC COMPANY REPORTS SECOND QUARTER FISCAL 2023 FINANCIAL RESULTS

Net Sales Growth of 45.0%
Comparable Sales Growth of 31.1%

STAMFORD, Conn., September 8, 2022 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”), the home furnishing brand best known for its Sactionals, The World's Most Adaptable Couch™, today announced financial results for the second quarter of fiscal 2023, which ended July 31, 2022.

Shawn Nelson, Chief Executive Officer, stated, “We are pleased with our second quarter results with top and bottom line performance that exceeded expectations including total net sales growth of 45% and Adjusted EBITDA of $14.1 million. We delivered these results against an industry backdrop that proved challenging for many, illustrating our market share gains off of a very small base in a large and fragmented total addressable couch + home audio market of $46.2 billion. These share gains continue to be fueled by the compelling value proposition our Designed for Life platform offers with sustainability core to how we operate, our industry-leading in-stock position, and our brand awareness and customer adoption that are at important inflection points.”

Mr. Nelson continued, “While we expect the dynamic operating environment to persist through the rest of this year, our growth strategies are designed to fortify our position and build on our market share gains including our efforts around key product innovation, StealthTech, effective marketing and merchandising strategies, productivity expansion of our touchpoints, and healthy digital channel growth. The significant runway we have with our strategic initiatives combined with our focus on disciplined execution gives me confidence in our ability to drive our share gains in any type of macro environment while also accelerating our growth investments as we continue to scale the business.”

Key Measures for the Second Quarter and First Half of Fiscal 2023 Ending July 31, 2022:
(Dollars in millions, except per share amounts)

	Thirteen weeks ended			Twenty-six weeks ended
	July 31, 2022	August 1, 2021	% Inc (Dec)	July 31, 2022	August 1, 2021	% Inc (Dec)
Net Sales	$148.5	$102.4	45.0%	$277.9	$185.4	49.9%
Gross Profit	$80.9	$59.0	37.1%	$147.0	$105.1	39.9%
Gross Margin	54.5%	57.6%	(310) bps	52.9%	56.7%	(380) bps
Total Operating Expense	$71.0	$50.0	42.0%	$134.5	$93.8	43.3%
SG&A	$48.9	$35.4	38.1%	$93.8	$66.1	41.8%
SG&A as a % of Net Sales	32.9%	34.5%	(160) bps	33.7%	35.7%	(200) bps
Advertising & Marketing	$19.1	$13.0	46.4%	$35.0	$23.7	47.5%
Advertising & Marketing as a % of Net Sales	12.9%	12.7%	20 bps	12.6%	12.8%	(20) bps
Basic EPS Income	$0.47	$0.56	(16.1%)	$0.59	$0.70	(15.7%)
Diluted EPS Income	$0.45	$0.52	(13.5%)	$0.56	$0.66	(15.2%)
Net Income	$7.1	$8.4	(15.7%)	$9.0	$10.5	(14.2%)
Adjusted EBITDA [1]	$14.1	$12.4	13.6%	$20.5	$17.7	15.4%
Net Cash (Used in) Provided by Operating Activities	$(37.6)	$10.4	(461.5%)	$(59.4)	$0.8	(7818.3%)

1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Percent Increase (Decrease) except showroom count
	Thirteen weeks ended		Twenty-six weeks ended
	July 31, 2022	August 1, 2021	July 31, 2022	August 1, 2021
Total Comparable Sales [2]	31.1%	39.5%	36.0%	43.5%
Comparable Showroom Sales [3]	36.8%	290.9%	43.9%	235.3%
Internet Sales	20.5%	(36.0%)	22.2%	(28.2%)
Ending Showroom Count	174	123	174	123

2 Total comparable sales include showroom transactions through the point of sale and internet net sales.
3 Comparable showroom sales reflect transactions through the point of sale and not necessarily product that has shipped to the customer. Product that has shipped to the customer is included in Net Sales.

Highlights for the Quarter Ended July 31, 2022:

•The net sales increase of 45.0% was driven by growth across all channels. Showroom net sales, which include kiosks and mobile concierges, increased 47.7%. Internet net sales increased 20.5%, and our “Other” channel increased 98.3%. The increase in showroom net sales was driven by an increase of 36.8% in comparable showroom sales related to higher point of sale transactions, strong promotional campaigns and the addition of 35 new showrooms, 14 kiosks, and 2 mobile concierges compared to the prior year period. The increase in internet net sales was driven by the same promotional campaigns. The increase in net sales in our “Other” channel was impacted by the addition of 18 new Best Buy shop-in-shops, bringing the total to 22 Best Buy shop-in-shop locations.

•The gross profit increase of $21.9 million, or 37.1%, to $80.9 million was principally due to the increase in net sales. The decrease in gross margin percentage of 310 basis points was primarily driven by an increase of approximately 440 basis points in total distribution and related tariff expenses, partially offset by an improvement of 130 basis points in product margin. The increase in total distribution and related tariff expenses over prior year is principally related to the negative impact of 560 basis points increase in inbound transportation costs, partially offset by a decrease of 120 basis points due to volume leverage in warehouse and outbound transportation cost. The product margin rate improvement is due to one-time rebates related to currency impact on product costs, slightly lower promotional discounting as well as continuing vendor negotiations to assist with the mitigation of tariffs.

•SG&A expense as a percent of net sales decreased by 160 basis points due to higher leverage within rent, infrastructure investments, equity-based compensation, insurance and selling related expenses, partially offset by deleverage in travel and employment costs. The deleverage in certain expenses relate to the continuous investments we are making into the business to support our ongoing growth.

•Advertising and marketing expense increased 46.4% due to continued investments in marketing spend to support our sales growth and expand brand awareness. As a percent of net sales, advertising and marketing increased by 20 basis points due to a slight increase in media spend to support our second quarter net sales growth.

•Operating income was $9.9 million compared to $9.0 million in the second quarter of fiscal 2022. Operating margin was 6.7% of net sales compared to 8.8% of net sales in the second quarter of fiscal 2022.

•Net income was $7.1 million compared to $8.4 million in the second quarter of fiscal 2022. During the second quarter of fiscal 2023, the Company recorded $2.8 million for a provision of income taxes as compared to $0.5 million for the second quarter of fiscal 2022. The increase in the effective tax rate from 5.8% in fiscal 2022 to 28.0% in the second quarter of fiscal 2023 was primarily due to fiscal 2022 having the benefit from the release of the valuation allowance on the Company’s net deferred tax assets. The valuation allowance was fully released as of the end of fiscal year 2022.

Highlights for the First Half Ended July 31, 2022:

•The net sales increase of 49.9% was driven by growth across all channels. Showroom net sales, which include kiosks and mobile concierges, increased 55.7%. Internet net sales increased 22.2%, and our “Other” channel increased 95.8%. The increase in showroom net sales was driven by an increase of 43.9% in comparable showroom sales related to higher point of sale transactions with slightly lower promotional discounting, strong promotional campaigns and the addition of 35 new showrooms, 14 kiosks, and 2 mobile concierges compared to the prior year period. Internet net sales increased driven by the same strong promotional campaigns. The increase in net sales in our “Other” channel was impacted by the higher productivity of our temporary online pop-up-shops on Costco.com and the additional 18 new Best Buy shop-in-shops.

•The gross profit of $41.9 million, or 39.9%, to $147.0 million was principally the result of the increase in net sales. The decrease in gross margin percentage of 380 basis points was primarily driven by an increase of approximately 530 basis points in total distribution and related tariff expenses, partially offset by an improvement of 150 basis points in product margin. The increase in total distribution and related tariff expenses over prior year is principally related to the negative impact of 590 basis points increase in inbound transportation costs, partially offset by a decrease of 60 basis points due to volume leverage in warehouse and outbound transportation cost. The product margin rate improvement is due to slightly lower promotional discounting, continuing vendor negotiations to assist with the mitigation of tariffs and one-time rebates related to currency impact on product costs discounting.

•SG&A expense as a percent of net sales decreased by 200 basis points due to higher leverage within infrastructure investments, rent, equity-based compensation, selling related expenses, and insurance, partially offset by deleverage in employment costs and travel. The deleverage in certain expenses relate to the continuous investments we are making into the business to support our ongoing growth.

•Advertising and marketing expense increased 47.5% due to continued investments in marketing spend to support our sales growth. As a percent of net sales, advertising and marketing decreased by 20 basis points due to improved performance in our media activities, which has driven an increase in net sales.

•Operating income was $12.5 million compared to $11.3 million in the first half of fiscal 2022. Operating margin was 4.5% of net sales compared to 6.1% of net sales in the first half of fiscal 2022.

•Net income was $9.0 million compared to $10.5 million in the first half of fiscal 2022. During the first half of fiscal 2023, the Company recorded $3.5 million for an income tax provision as compared to $0.7 million for the first half of fiscal 2022. The increase in the effective tax rate from 6.0% in the first half of fiscal 2022 to 27.9% in the first half of fiscal 2023 was primarily due to fiscal 2022 having the benefit from the release of the valuation allowance on the Company’s net deferred tax assets. The valuation allowance was fully released as of the end of fiscal year 2022.

Other Financial Highlights as of July 31, 2022:

•The cash and cash equivalents balance as of July 31, 2022 was $17.7 million as compared to $68.5 million as of August 1, 2021. There was no balance on the Company’s line of credit as of July 31, 2022 and less than $0.1 million outstanding as of August 1, 2021. The Company’s availability under the line of credit was $36.0 million and $22.5 million as of July 31, 2022 and August 1, 2021, respectively. As previously disclosed, on March 25, 2022, we amended our existing credit agreement with Wells Fargo Bank, N.A. to, among other things, extend the maturity date to March 25, 2024 and increase the maximum revolver commitment to $40.0 million from $25.0 million, subject to borrowing base and availability restrictions.

•Total merchandise inventory was $146.6 million as of July 31, 2022 as compared to $75.0 million as of August 1, 2021 principally related to a stock inventory increase of $38.4 million coupled with an increase in freight capitalization of $33.2 million related to an increase in inbound freight expense.

Conference Call Information:

A conference call to discuss the financial results for the second quarter ended July 31, 2022 is scheduled for today, September 8, 2022, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

About The Lovesac Company

Based in Stamford, Connecticut, The Lovesac Company is a technology driven company that designs, manufactures and sells unique, high quality furniture derived through its proprietary Designed for Life® approach which results in products that are built to last a lifetime and designed to evolve as our customers’ lives do. Our current product offering is comprised of modular couches called Sactionals, premium foam beanbag chairs called Sacs, and their associated home decor accessories. Innovation is at the center of our design philosophy with all of our core products protected by a robust portfolio of utility patents. We market and sell our products primarily online directly at www.lovesac.com, supported by direct-to-consumer touch-feel points in the form of our own showrooms as well as through shop-in-shops and pop-up-shops with third party retailers.

Non-GAAP Information

Adjusted EBITDA is defined as a non-GAAP financial measure by the Securities and Exchange Commission (the “SEC”) that is a supplemental measure of financial performance not required by, or presented in accordance with, GAAP. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include management fees, equity-based compensation expense, write-offs of property and equipment, deferred rent, financing expenses and certain other charges and gains that we do not believe reflect our underlying business performance. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure within the schedules attached hereto.

We believe that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business, facilitate a more meaningful comparison of our actual results on a period-over-period basis and provide for a more complete understanding of factors and trends affecting our business. We have provided this information as a means to evaluate the results of our ongoing operations alongside GAAP measures such as gross profit, operating income (loss) and net income (loss). Other companies in our industry may calculate these items differently than we do. These non-GAAP measures should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP, such as net income (loss) or net income (loss) per share as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “may,” “believe,” “anticipate,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “estimate(s),” “project(s),” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position or projections, future revenue, projected expenses, sustainability goals, prospects, plans and objectives of management are forward-looking statements. These statements are based on management’s current expectations, beliefs and assumptions concerning the future of our business, anticipated events and trends, the economy and other future conditions. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not rely on these forward-looking statements. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: the effect and consequences of current economic conditions, including the impact of COVID-19, the conflict between Russia and Ukraine, and inflation, on our business, sales, results of operations and financial condition; changes in consumer spending and shopping preferences, and economic conditions; our ability to achieve or sustain profitability; our ability to manage and sustain our growth effectively, including our ecommerce business, forecast our operating results, and manage inventory levels; our ability to advance, implement or achieve our sustainability, growth and profitability goals through leveraging our Designed for Life and Circle-

to-Consumer philosophies; our ability to realize the expected benefits of investments in our supply chain and infrastructure; disruption in our supply chain and dependence on foreign manufacturing and imports for our products; our ability to acquire new customers and engage existing customers; reputational risk associated with increased use of social media; our ability to attract, develop and retain highly skilled associates; system interruption or failures in our technology infrastructure needed to service our customers, process transactions and fulfill orders; any inability to implement and maintain effective internal control over financial reporting or inability to remediate any internal controls deemed ineffective; unauthorized disclosure of sensitive or confidential information through breach of our computer system; the ability of third-party providers to continue uninterrupted service; the impact of tariffs, and the countermeasures and tariff mitigation initiatives; the regulatory environment in which we operate, our ability to maintain, grow and enforce our brand and intellectual property rights and avoid infringement or violation of the intellectual property rights of others; our ability to improve our products and develop and launch new products; our ability to successfully open and operate new showrooms; and our ability to compete and succeed in a highly competitive and evolving industry, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and in our Form 10-Qs filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at investor.lovesac.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Relations Contact:
Rachel Schacter, ICR
(203) 682-8200
InvestorRelations@lovesac.com

THE LOVESAC COMPANY
CONDENSED BALANCE SHEETS
(unaudited)

	July 31, 2022	January 30, 2022
(amounts in thousands, except share and per share amounts)
Assets
Current Assets
Cash and cash equivalents	$17,652	$92,392
Trade accounts receivable	8,970	8,547
Merchandise inventories	146,626	108,493
Prepaid expenses and other current assets	36,011	15,726
Total Current Assets	209,259	225,158
Property and equipment, net	42,049	34,137
Operating lease right-of-use assets	113,823	100,891
Other Assets
Goodwill	144	144
Intangible assets, net	1,425	1,413
Deferred financing costs, net	116	—
Deferred tax asset	7,098	9,836
Total Other Assets	8,783	11,393
Total Assets	$373,914	$371,579
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$34,238	$33,247
Accrued expenses	29,372	40,497
Payroll payable	5,056	9,978
Customer deposits	6,488	13,316
Current operating lease liabilities	18,514	16,382
Sales taxes payable	4,391	5,359
Total Current Liabilities	98,059	118,779
Operating Lease Liabilities, long-term	109,864	96,574
Line of Credit	—	—
Total Liabilities	207,923	215,353
Commitments and Contingencies
Stockholders’ Equity
Preferred Stock $0.00001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of July 31, 2022 and January 30, 2022.	—	—
Common Stock $.00001 par value, 40,000,000 shares authorized, 15,183,277 shares issued and outstanding as of July 31, 2022 and 15,123,338 shares issued and outstanding as of January 30, 2022.	—	—
Additional paid-in capital	174,510	173,762
Accumulated deficit	(8,519)	(17,536)
Stockholders’ Equity	165,991	156,226
Total Liabilities and Stockholders’ Equity	$373,914	$371,579

THE LOVESAC COMPANY
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
(amounts in thousands, except per share data and share amounts)	July 31, 2022	August 1, 2021	July 31, 2022	August 1, 2021
Net sales	$148,534	$102,448	$277,914	$185,363
Cost of merchandise sold	67,608	43,416	130,880	80,255
Gross profit	80,926	59,032	147,034	105,108
Operating expenses
Selling, general and administration expenses	48,866	35,385	93,767	66,103
Advertising and marketing	19,088	13,036	34,989	23,716
Depreciation and amortization	3,076	1,602	5,737	4,022
Total operating expenses	71,030	50,023	134,493	93,841

Operating income	9,896	9,009	12,541	11,267
Interest income (expense), net	3	(46)	(32)	(90)
Net income before taxes	9,899	8,963	12,509	11,177
Provision for income taxes	(2,777)	(515)	(3,492)	(668)
Net income	$7,122	$8,448	$9,017	$10,509

Net income per common share:
Basic	$0.47	$0.56	$0.59	$0.70
Diluted	$0.45	$0.52	$0.56	$0.66

Weighted average number of common shares outstanding:
Basic	15,195,116	15,096,528	15,175,247	15,034,954
Diluted	16,004,061	16,100,927	16,032,731	16,039,352

THE LOVESAC COMPANY

CONDENSED STATEMENT OF CASH FLOWS
(unaudited)

	Twenty-six weeks ended
(amounts in thousands)	July 31, 2022	August 1, 2021
Cash Flows from Operating Activities
Net income	$9,017	$10,509
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization of property and equipment	5,549	3,479
Amortization of other intangible assets	188	543
Amortization of deferred financing fees	71	45
Equity based compensation	2,197	1,739
Non-cash operating lease cost	8,711	9,012
Impairment of right of use lease asset	—	554
Deferred income taxes	2,738	—
Changes in operating assets and liabilities:
Trade accounts receivable	(423)	(2,850)
Merchandise inventories	(38,133)	(24,575)
Prepaid expenses and other current assets	(17,916)	461
Accounts payable and accrued expenses	(16,024)	2,830
Operating lease liabilities	(8,501)	(8,351)
Customer deposits	(6,828)	7,373
Net Cash (Used in) Provided by Operating Activities	(59,354)	769
Cash Flows from Investing Activities
Purchase of property and equipment	(13,461)	(7,141)
Payments for patents and trademarks	(200)	(215)
Net Cash Used in Investing Activities	(13,661)	(7,356)
Cash Flows from Financing Activities
Payment of deferred financing costs	(276)	—
Taxes paid for net share settlement of equity awards	(1,449)	(3,370)
Proceeds from the line of credit	—	—
Proceeds from the exercise of warrants	—	104
Net Cash Used in Financing Activities	(1,725)	(3,266)
Net Change in Cash and Cash Equivalents	(74,740)	(9,853)
Cash and Cash Equivalents - Beginning	92,392	78,341
Cash and Cash Equivalents - Ending	$17,652	$68,488
Supplemental Cash Flow Disclosures
Cash paid for taxes	$9,393	$670
Cash paid for interest	$34	$32

THE LOVESAC COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

(amounts in thousands)	Thirteen weeks ended July 31, 2022	Thirteen weeks ended August 1, 2021	Twenty-six weeks ended July 31, 2022	Twenty-six weeks ended August 1, 2021
Net income	$7,122	$8,448	$9,017	$10,509
Interest (income) expense, net	(3)	46	32	90
Taxes	2,777	515	3,492	668
Depreciation and amortization	3,076	1,602	5,737	4,022
EBITDA	12,972	10,611	18,278	15,288
Equity-based compensation (a)	1,123	1239	2,295	1893
Other non-recurring expenses (b)	—	—	(105)	—
Impairment of right of use lease asset (c)	—	554	—	554
Adjusted EBITDA	$14,095	$12,404	$20,468	$17,735
(a)Represents expenses, such as compensation expense and employer taxes related to RSU equity vesting and exercises associated with stock options and restricted stock units granted to our associates and board of directors.
(b)Other non-recurring expenses in the twenty-six weeks ended July 31, 2022 represents costs related to a legal settlement. There were no other non-recurring expenses in the thirteen weeks ended August 1, 2021.
(c)Represents the impairment of the right of use lease asset for one showroom.